EXHIBIT 99.1

Corvus Announces Presentation of Preclinical Data on CPI-818, a First-in-class Covalent Inhibitor of ITK Targeting T-Cell Lymphomas

Company on track to submit Investigational New Drug application for CPI-818 in early 2019

BURLINGAME, Calif., Jan. 10, 2019 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced data from a preclinical study of CPI-818, its investigational small molecule T-cell signaling pathway inhibitor. Study results indicated that orally-administered CPI-818 produced tumor regression in three of three companion dogs with spontaneous, naturally occurring T-cell lymphomas, without significant toxicity. These preclinical data are being presented in a poster titled “Biochemical, Immunologic and In Vivo Preclinical Studies with CPI-818: A Selective Interleukin-2-Inducible T-cell Kinase Inhibitor That Inhibits T-Cell Receptor Signaling, Promotes Th1 Skewing, and is Efficacious in Dogs with T-Cell Lymphomas” by James W. Janc, Ph.D., Vice President of Pharmacology, Corvus Pharmaceuticals, at the 11th Annual T-cell Lymphoma Forum, which is being held January 10-12 in La Jolla, Calif.

Based on these data, Corvus plans to submit an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in early 2019. The company plans to evaluate CPI-818 in a Phase 1/1b study in patients with several types of T-cell lymphomas, including peripheral T-cell lymphoma (PTCL), cutaneous T-cell lymphoma (CTCL) and others.

“CPI-818 represents a novel approach to treating T-cell lymphomas, which are poorly controlled with existing therapies,” said Richard A. Miller, M.D., an oncologist and co-founder, president and chief executive officer of Corvus. “Our team’s experience developing ibrutinib, a drug used to treat B-cell lymphomas that is an inhibitor of BTK, which is homologous to ITK involved in T-cell receptor signaling, gave us an important advantage in generating CPI-818, a highly selective inhibitor of ITK. Similar to the experience with ibrutinib, we initially tested CPI-818 in dogs with naturally occurring lymphomas. We are encouraged by these results, which suggest the importance of ITK inhibition on T-cells and immune function. We believe that CPI-818 has the potential to enhance immune response in a range of cancer types beyond T-cell lymphomas, providing additional development opportunities for this program.”

Data from in vitro studies of CPI-818, also presented at the meeting, have demonstrated:

  Cytotoxicity against several types of human and mouse T-cell lymphomas at concentrations that do not harm normal T-cells.
  Evidence of Th1 skewing in human and mouse lymphocytes, indicating that CPI-818 induced the differentiation of T-cells to cytotoxic (killer) T-cells, which is thought to be an important component of the immune system’s destruction of cancer cells.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas – similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells. BTK is now an established target for treating various B-cell lymphomas, and two BTK inhibitors, ibrutinib and aclarabrutinib, have been approved by the U.S. Food and Drug Administration for lymphoma indications. CPI-818 has been evaluated in preclinical efficacy and safety studies.

About T-Cell Lymphomas
Human T-cell lymphomas are a heterogenous group of difficult-to-treat malignancies. They include peripheral T-cell lymphomas (PTCLs), cutaneous T-cell lymphomas (CTCLs), anaplastic large cell lymphomas, acute lymphocytic lymphoma (ALL), angioimmunoblastic T-cell lymphoma (AITL) and others.

According to the Leukemia and Lymphoma Society, PTCLs comprise a diverse group of aggressive diseases. They generally affect people older than 60 years, although they can occur anytime during adulthood. Common signs and symptoms include fatigue, a painless swelling in the neck, armpit or groin (due to an enlarged lymph node), night sweats, rash and weight loss. Median survival is about two years. Current treatment for PTCLs includes chemotherapy, but most patients relapse. CTCLs originate in the skin, with advanced stages defined by involvement of lymph nodes, peripheral blood and internal organs. CTCLs are treated with chemotherapy as well as topical therapies, including radiation to the skin.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of CPI-444 and atezolizumab in patients with non-small cell lung cancer (NSCLC) who have failed prior therapies with anti-PD-(L)1 and platinum-based chemotherapy. Corvus is evaluating a second product candidate, CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. For more information, visit www.corvuspharma.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444 and CPI-006, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s IND-enabling studies of CPI-818, and the basis for and time of any future clinical trials of CPI-818. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on November 1, 2018, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-818; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of CPI-818; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
650-900-4522
LLea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
213-262-9390
sseapy@purecommunications.com